Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

General Motors Financial Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Preferred Stock	456(b) 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
Fees to be Paid	Debt	Debt Securities	456(b) 457(r)	(1)	(1)	(1)	(3)	(3)
Fees Previously Paid				—	—	—	—	—
		Total Offering Amounts				—		—
		Total Fees Previously Paid				—		—
		Total Fee Offsets				—		—
		Net Fee Due						—

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for the securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(2)	Includes rights to acquire preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.